Exhibit 8.1

ASSIGNMENT OF STOCK

THIS ASSIGNMENT OF STOCK (this “Agreement”) is made and entered into as of May 2, 2023, by and between Christopher Seveney (“Assignor”) and Lauren Wells(“Assignee”).

RECITALS

WHEREAS, Assignor is the owner and holder of 1,000,000 shares of common stock, par value $.001 per share (the “Shares”), of CWS Investments, Inc., a Virginia corporation (the “Company”); and

WHEREAS, Assignor wishes to convey and assign 250,000 Shares (the “Conveyed Shares”) to Assignee.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Recitals. The recitals contained hereinabove are acknowledged by the parties as being true and correct and are incorporated by reference herein.

2. Assignment. Assignor hereby assigns, sells, conveys, transfers and sets over unto Assignee, pursuant to the restrictions and terms set forth in that Restricted Stock Agreement, dated May 2, 2023, all right, title and interest of Assignor in and to the Conveyed Shares, free and clear of all liens, claims, charges and encumbrances, other than any encumbrances arising from security interests granted by Assignee to Assignor in connection with the conveyance of the Conveyed Shares, as more fully set forth herein. Assignor hereby represents and warrants to Assignee that (i) Assignor is the sole legal and beneficial owner of the Conveyed Shares, (ii) Assignor owns the Conveyed Shares free and clear of all liens, claims, charges and encumbrances, and (iii) Assignor has the full power and authority to assign, sell, convey, transfer and set over to Assignee all of Assignor’s right, title and interest in and to the Conveyed Shares, and no approval or consent of any person, court or other governmental authority or agency is required in connection with this Agreement.

3. Consideration. As consideration for the assignment of the Conveyed Shares Assignee has agreed to extend her employment with the Company through Jul 13, 2023.

4. General Provisions.

(a) Entire Agreement. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof and the transactions contemplated herein, and supersedes all prior understandings and agreements (oral and written) of the parties with respect to the subject matter hereof.

(b) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

(c) Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Virginia applicable to contracts made and to be performed in that State. Venue of any action arising out of this Agreement shall lie exclusively in Fairfax County, Virginia.

(d) Certification. The Company’s shares are not certificated. The Assignee’s interest shall be memorialized by way of this Agreement, the Restricted Stock Agreement, and by book entry.

(e) Further Actions. Assignor agrees to execute such addition documents, stock powers and letters of direction as may be necessary to effect the assignment contemplated hereby.

Agreed to by:

ASSIGNEE:

/s/ Lauren Wells	5/2/2023
Lauren Wells	Date

ASSIGNOR:

/s/ Christopher Seveney	5/2/23
Christopher Seveney	Date

COMPANY:

CWS Investments, Inc.

By:	/s/ Christopher Seveney	5/2/23
	Christopher Seveney	Date
CEO

CWS INVESTMENTS, INC.

RESTRICTED STOCK AGREEMENT

You are hereby awarded and assigned, effective as of May 2, 2023, 250,000 shares (the “Shares”) of common stock, $.001 par value (“Common Stock”), of CWS Investments, Inc., a Virginia corporation (the “Company”), subject to certain Restrictions (as defined below) and the terms of the Assignment of Stock, dated May 2, 2023 (While subject to the Restrictions, this Agreement refers to the Shares as “Restricted Shares”.).

During the period commencing on the Award Date and terminating on February 22, 2026 (the “Restricted Period”), the Shares may not be sold, assigned or transferred, except by will or the laws of descent, and may not be pledged, or otherwise encumbered and are subject to forfeiture (the “Restrictions”).

The following terms, conditions, and restrictions apply to the Restricted Shares:

Restrictions and Forfeiture

You may not sell, assign, pledge, encumber, or otherwise transfer any interest in the Restricted Shares until February 22, 2026 (the “Vesting Date”), at which point the Restricted Shares will be referred to as “Vested.” A Restricted Share shall not be subject to execution, attachment or similar process.

If you were to voluntarily leave the Company, be terminated for cause, or otherwise violate the terms of this Agreement or the Assignment of Stock prior to the Vesting Date, the Restricted Shares shall automatically revert back to Mr. Seveney without payment. If you were to leave the Company for any reason after the Vesting Date, Mr. Seveney shall be entitled to repurchase the Shares for an amount equal to the greater of 150% of the prior year’s retained earnings, or four cents per share. For the purpose of this Agreement, the term retained earnings shall mean those funds which were available for distribution to the Common Stockholders for the calendar year prior to your separation from the Company.

Vesting Schedule	Assuming you provide Continuous Service as an Employee, of the Company or an Affiliate of the Company, all Restrictions will lapse on the Restricted Shares on the Vesting Date and they will become Vested, and you will be able, subject to federal, state or foreign securities law limitations and any other applicable shareholders agreements or other agreements, to sell the Shares. The Vesting Date will not change based upon the Company meeting or failing to meet performance targets.

Change in Control	In the event of a Change in Control (defined as the majority sale of the Company to a non-affiliated person and/or Mr. Seveney’s departure), your Restricted Shares shall vest from and after the date of the Change in Control, notwithstanding the Vesting Date.

Continuous Service	“Continuous Service,” as used herein, means the absence of any interruption or termination of your service as an Employee of the Company or any Affiliate. If you are an Employee of an Affiliate of the Company, your Employment shall be deemed to have terminated on the date the Affiliate to which you are an Employee ceases to be an Affiliate of the Company, unless on that date you become an Employee of the Company or another Affiliate of the Company. Service shall not be considered interrupted in the case of sick leave, military leave or any other leave of absence approved by the Company or any then Affiliate of the Company. Your Employment shall not be deemed to have terminated if you are transferred from the Company to an Affiliate of the Company, or vice versa, or from one Company Affiliate to another Company Affiliate.

Additional Conditions	The Company will retain the Restricted Shares until the Shares become Vested. After becoming Vested, the Company will transfer the Shares to you, in book entry form. The Shares of the Company are not certificated.

Dividends & Voting	You will be entitled to any dividends with respect to the Restricted Shares during the Restricted Period. You will have voting rights on any Restricted Shares.

Non-Transferability	Restricted Shares are not transferable.

Status as Employee	Nothing herein guarantees your status as an Employee for any specified period of time. You recognize that, for instance, you may terminate your Employment or the Company or any of its Affiliates may terminate your Employment prior to the date on which your Shares become vested.

Corporate Authority	You understand and agree that the existence of this Agreement will not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issuance of bonds, debentures, preferred or other stocks with preference ahead of or convertible into, or otherwise affecting the common shares or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

Arbitration	Any dispute or disagreement between you and the Company and/or Mr. Seveney with respect to any portion of this Agreement or its validity, construction, meaning, performance or your rights hereunder shall be settled by arbitration, at a location designated by the Company, in accordance with the Commercial Arbitration Rules of the American Arbitration Association or its successor, as amended from time to time. However, prior to submission to arbitration you will attempt to resolve any disputes or disagreements with the Company over this Agreement amicably and informally, in good faith, for a period not to exceed two weeks. Thereafter, the dispute or disagreement will be submitted to arbitration. At any time prior to a decision from the arbitrator(s) being rendered, you and the Company may resolve the dispute by settlement. You and the Company shall equally share the costs charged by the American Arbitration Association or its successor, but you and the Company shall otherwise be solely responsible for your own respective counsel fees and expenses. The decision of the arbitrator(s) shall be made in writing, setting forth the award, the reasons for the decision and award and shall be binding and conclusive on you and the Company. Further, neither you nor the Company shall appeal any such award. Judgment of a court of competent jurisdiction may be entered upon the award and may be enforced as such in accordance with the provisions of the award.

Governing Law	The laws of the State of Virginia will govern all matters relating to this Agreement, without regard to the principles of conflict of laws.

Notices	Any notice you give to the Company shall be made by way of email and sent to Mr. Seveney. Similarly, any notices from the Company or Mr. Seveney may be made via email to you.

Please sign the copy of this Restricted Stock Agreement and return it to the Company, thereby indicating your understanding of and agreement with its terms and conditions.

Agreed to by:

/s/ Lauren Wells	5/2/2023
Lauren Wells	Date

/s/ Christopher Seveney	5/2/23
Christopher Seveney	Date

CWS Investments, Inc.

By:	/s/ Christopher Seveney	5/2/23
	Christopher Seveney	Date
CEO

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